FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                            May 10, 1999
            Date of Report ( Date of earliest event reported)

                         Unique Mobility, Inc.
          (Exact name of registrant as specified in its charter)

                               1-10869
                       (Commission file number)

             		Colorado					                               84-0579156
(State or other jurisdiction  of incorporation)		(IRS Employer Identification
                                                  No.)

              425 Corporate Circle, Golden, Colorado 80401
                (Address of principal executive offices)


                          (303) 278-2002
           (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

On May 10, 1999, Unique Mobility, Inc. ("Unique"), Energy Conversion Devices ("ECD") and EV Global Motors Company ("EVG) formed a German private company, Unique Mobility Europa GmbH ("UME"), to manufacture battery-electric, hybrid-electric and fuel cell-electric vehicles. UME is headquartered in Mittweida, near Leipzig, in the Free State of Saxony, Germany.

UME's planned initial product offerings are expected to be a battery-electric (zero emission) two-passenger cargo van and a six-passenger commuter van. The vehicle design was developed in cooperation with Storz Design of Zel am See, Austria, with engineering support by Design and Concepts Engineering of Bosau, Germany.

UME has been initially capitalized with DM50,000 cash and a contribution to surplus of 625,000 shares of Unique's common stock. Of the stock contribution, 208,333 shares were contributed by each of ECD and Unique, 118,750 shares by EVG and 89,584 shares by Haco Trading Ltd. ("HACO"), an investment fund.
The shares contributed by Unique were newly issued shares. The shares contributed by ECD and EVG were previously acquired, in privately negotiated transactions. The shares contributed by HACO were purchased on the open market.

As a result of the initial capitalization, ownership of share interests in UME are presently as follows: 33.6 percent for Unique; 33.2 percent for ECD;
19.0 percent for EVG; and 14.2 percent for HACO. Based on the market value of the newly issued common shares on the closing date, May 10, 1999, Unique will record its investment in UME at $1,210,831 and account for its investment under the equity method of accounting. Under the equity method of accounting, Unique will record its proportionate share of the earnings or losses of UME in its statement of operations and as an increase or decrease, respectively, in the carrying value of its investment.

EV Global has agreed, subject to certain conditions and contingent upon maintaining a share interest of less than 19 percent, to make an additional contribution to UME in the amount of either $503,910 in cash or, at EVG's option, 89,583 shares of Unique stock, in exchange for an additional share interest in UME sufficient to raise its share interest to equal that then held by Unique and ECD. Unique does not intend, nor does it have any obligation, to make further capital contributions to UME.

An investment banking firm has been engaged to obtain additional funding for UME by means of the private placement of up to $50 million from the sale of equity or debt securities of UME and Unique stock held by UME. There can be no assurance that financing can be completed on terms acceptable to UME.

At such time as Unique's share interest in UME is diluted to less than 20 percent, Unique would change its method of accounting for its investment in UME from the equity method to the cost method of accounting. Under the cost method, Unique's investment in UME would be established at its recorded value on the date Unique's ownership decreases below twenty percent and Unique thereafter would discontinue recording its proportionate share of the earnings or losses of UME.

In addition to the financing described above, UME intends to apply for government financial support to fund a material portion of future operations and capital requirements. Both the German federal government and the Free State of Saxony have currently existing programs to provide grant money for pre-project and product development costs, as well as investments for plant sites, buildings, production tooling and equipment. However, there can be no assurance that the currently existing government grant programs will be continued or that such grants will be available to UME.

Pursuant to a May 10, 1999 Shareholders Agreement by and between Unique, ECD, EVG and HACO, each shareholder has acknowledged that it is entering into the transaction with the intention of using its expertise to facilitate UME's success. To that end, each shareholder has agreed to cause UME to enter into definitive agreements providing that: (i) Unique will grant a license and have the exclusive right to manufacture and supply electric and hybrid-electric propulsion systems to UME, (ii) ECD will have the exclusive right to supply batteries and battery charging systems to UME, and (iii) EVG will have exclusive distribution rights to the electric vans in North America.

Pursuant to an agreement with Handelsgruppe K.G.Techno-Einkauf GmbH & Co. ("TECHNO/TECAR"), TECHNO/TECAR will distribute the products of UME throughout continental Europe. TECHNO/TECAR is a cooperation of the leading franchised dealers of Audi, BMW, Fiat, Ford, DaimlerChrysler, Opel, Volvo and Volkswagen. It is headed by two of Volkswagen's largest and most influential dealers:
Mr. Fritz Haberl (MAHAG Munich) and Mr. Bernhard Enning (Reckinghausen).
Haberl is the largest new car dealer in Europe and is Chairman of TECHNO/TECAR. Both Messrs. Haberl and Enning have provided and have agreed to continue to provide market and product planning consultation to UME.

In a separate transaction, Unique intends to participate with EVG in the environmentally sensitive development of Windermere Island in the Bahamas by Windermere Eco Development Limited, a Bahamian company ("WED"). Windermere Island is one of the few pristine properties remaining in the Bahamas and is being developed as a world class showcase for electric transportation. Unique expects to acquire an approximately 9.5 percent participation in a $5.225 million loan from EVG to WED for $500,000 in cash. The entire loan is convertible into approximately 50.4 percent of the total outstanding equity of WED. Therefore, if EVG converts the loan, Unique will have the right to receive approximately 4.82 percent of the equity of WED.

In order to fund its participation in the Windermere transaction, the Company is negotiating to sell newly issued shares of its common stock to VTZ Versicherungs Treuhand Zurich AG ("VTZ") in a transaction exempt from registration under Regulation D. VTZ is an environmental investment fund, existing shareholder of Unique and sponsor of the Windermere Island development. The number of shares issued to VTZ shall be determined based on the closing price of Unique's common stock on the American Stock Exchange for the ten trading days immediately preceding the date of closing.

EVG beneficially owns 978,864 shares of Unique representing approximately
6 percent of the outstanding common stock and Mr. Iacocca, EVG's Chairman and Chief Executive Officer, serves on Unique's Board of Directors.


                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         							Unique Mobility, Inc.,  Registrant
May 11, 1999
                         							/s/ Donald A. French
                         							Donald A. French, Treasurer
                          						(Principal Financial and Accounting
                         							Officer)